Exhibit 107

Calculation of Filing Fee Tables

Form S-1

(Form Type)

Grandview Capital Acquisition Corp.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered and Carry Forward Securities

CALCULATION OF REGISTRATION FEE

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered	Proposed Maximum Offering Price Per Unit(1)	Maximum Aggregate Offering Price(1)
Fees to Be Paid Fees Previously Paid
	Equity	Units, each consisting of one share of Class A common stock, $0.0001 par value, and one-half of one redeemable warrant(2)	Rule 457(o)	34,500,000	$10.00	$345,000,000
	Equity	Shares of Class A common stock included as part of the units(3)	Rule 457(g)	34,500,000	—	—
	Equity	Redeemable warrants included as part of the units(3)	Rule 457(g)	17,250,000	—	—
		Total Offering Amounts				$345,000,000
		Total Fees Previously Paid
		Total Fee Offsets
		Net Fee Due

Carry Forward Securities
		Total Offering Amounts		$345,000,000		$31,981.50
		Total Fees Previously Paid				$31,981.50
		Total Fee Offsets
		Net Fee Due		—		$0.00

(1)	Estimated solely for the purpose of calculating the registration fee.

(2)	Includes 4,500,000 units, consisting of 4,500,000 shares of Class A common stock and 2,250,000 warrants to purchase an aggregate of 2,250,000 shares of Class A common stock included in such units, which may be issued on exercise of a 45-day option granted to the Underwriters to cover over-allotments, if any.

(3)	Pursuant to Rule 416, there are also being registered an indeterminable number of additional securities as may be issued to prevent dilution resulting from stock splits, stock dividends or similar transactions.

(4)	Pursuant to Rule 457(g) under the Securities Act, no additional fee.